Exhibit 23.5

8 February 2021

The Directors

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang, 311100

People’s Republic of China

Registration Statement on Form F-1 (Registration No. 333-252804)

Ladies and Gentlemen:

We have acted as special Australian counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (Company), in connection with the filing of a registration statement on Form F-1 (Reg. No. 333-252804), as amended (Registration Statement), under the Securities Act of 1933, as amended (Securities Act), in connection with the follow-on offering of the Company’s securities described therein.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Kindest regards

FOOKS LEGAL COMMERCIAL

/s/ Darren Fooks

Darren Fooks

Partner

Suite 3055, 261 Queen Street

Brisbane Qld 4000

Tel: +61 400 882200

darren.fooks@fookslegal.com

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